UNITED STATES
                                         SECURITIES AND EXCHANGE COMMISSION
                                                  Washington, D.C.

                                                     FORM 12b-25

                                             NOTIFICATION OF LATE FILING

                                                                                         SEC FILE NUMBER:  2-31438
                                                                                        CUSIP NUMBER:  67052D 20 6

                                                 (Check One):
/ X /    Form 10-K     /   /   Form 11-K       /   / Form 20-F      /   / Form 10-Q     /   / Form N-SAR

         For Period Ended:  December 31, 1997
         / / Transition Report on Form 10-K
         / / Transition Report on Form 20-F
         / / Transition Report on Form 11-K
         / / Transition  Report on Form 10-Q
         / / Transition  Report on Form N-SAR
         For the Transition Period Ended:

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|  Read Instruction (on back page) Before Preparing Form. Please Print or Type.                                  |
|  Nothing in this form shall be construed to imply that the Commission has verified                             |
|  any information contained herein.                                                                             |
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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Full Name of Registrant
                           NUKO INFORMATION SYSTEMS, INC.
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Former Name if Applicable
                           GROWERS EXPRESS, INC.
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Address of Principal Executive Office (Street and Number)
                                    2391 Qume Drive
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City, State and Zip Code
                                    San Jose, California 95131
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

PART II - RULES 12b-25(b) AND (c)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/      (b)  The subject  annual report or semi-annual  report/portion  thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                 Not Applicable
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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Registrant will be unable to timely file its Annual Report on Form 10-K for the year ended December 31, 1997 because Registrant's independent accountants, Coopers & Lybrand, LLP, resigned as the independent accountants for the Registrant effective March 17, 1998. At the time of such resignation, Coopers had not yet conducted an audit and issued a report on the Registrant's financial statements for 1997. The Registrant will not be in a position to retain a new outside auditing firm and to conduct the audit in a timely manner.
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PART IV - OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

       Pratap Kesav Kondamoori                 408                 526-0288
-------------------------------------      -----------        ------------------
              (Name)                       (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                           /X/      Yes                       /  /    No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           /X/      Yes                       /  /    No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         NUKO INFORMATION SYSTEMS, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    March 31, 1998.                 By:  /s/ Pratap Kesav Kondamoori
                                              ----------------------------------
                                              Pratap Kesav Kondamoori
                                              President and Chief Executive
                                              Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------ATTENTION-------------------------------------
|               INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|        CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240,12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T.

                         NUKO INFORMATION SYSTEMS, INC.
                                   FORM 12b-25
                              Dated March 31, 1998

Question (3), Part IV Explanation

         The Registrant has not yet conducted an audit of its financial statements for the year ended December 31, 1997. However, the Registrant's business encountered severe difficulties during 1997, and the Registrant expects its results of operations to be significantly worse than those reported for the year ended December 31, 1996. The magnitude of the adverse change cannot be determined at this time inasmuch as the Registrant has only a limited accounting staff or other employees and no auditors.